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                                                                     Exhibit 5.1



                                  May 8, 2001



AJW Partners, LLC
New Millennium Capital Partners II, LLC
c/o The N.I.R. Group, LLC
155 First Street, Suite B
Mineola, New York 11501

     Re:  e resources inc
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Ladies and Gentlemen:

     We have acted as counsel to e resources inc, a Utah corporation (the "Company"), in connection with the Securities Purchase Agreement, dated as of
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May 8, 2001, between you and the Company (the "Agreement") and the transactions
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contemplated therein.  Capitalized terms used herein and not otherwise defined herein shall have the respective meanings assigned to such terms in the Agreement. The Agreement, the Registration Rights Agreement, the Debentures,
the Warrants, the Security Agreement, the Guaranty and Pledge Agreement and the Irrevocable Transfer Agent Instructions are hereinafter referred to collectively as the "Transaction Agreements."
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     In so acting, we have examined (i) the Transaction Agreements, (ii) the
Company's Certificate of Incorporation, as in effect on the date hereof (the "Certificate of Incorporation"), and (iii) the Company's Bylaws, as in effect on
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the date hereof (the "Bylaws"), and we have examined and considered such
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corporate records, certificates and matters of law as we have deemed appropriate as a basis for our opinions set forth below.

     Based upon the foregoing and subject to the assumptions, limitations, qualifications and exceptions stated herein, we are of the opinion that as of the date hereof:

     (1) The Company and its Subsidiaries are corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation, have all requisite corporate power and authority to conduct their business as described in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000 (the "Form 10-KSB"), as
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amended, and are duly qualified as a foreign corporation to do business in each jurisdiction in which the nature of the business conducted by them makes such qualification necessary and in which the failure to so qualify would have a Material Adverse Effect.
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AJW Partners, LLC
May 8, 2001
Page 2


     (2) (i) The Company has the requisite corporate power and authority to enter into and perform the Transaction Agreements, and to issue the Debentures, Warrants, Conversion Shares, in accordance with the terms of the Debentures and Warrants, and the Warrant Shares upon exercise of the Warrants in accordance with the terms of the Warrants, (ii) the execution and delivery of the Transaction Agreements by the Company and the consummation by it of the transactions contemplated thereby have been duly authorized by the Company's Board of Directors and no further consent or authorization of the Company, its Board or Directors, or its stockholders is required, (iii) the Transaction Agreements have been duly executed and delivered by the Company, and (iv) the Transaction Agreements constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors' rights and remedies or by other equitable principles of general application and subject to the limitation that the indemnification and contribution provisions of the Registration Rights Agreement may be unenforceable as a matter of public policy.

     (3) The Conversion Shares and Warrant Shares are duly authorized and, upon issuance in accordance with the terms and conditions of the Debentures and the Warrants (as applicable) will be validly issued, fully paid and non-assessable, and free from all taxes, liens and charges with respect to the issue thereof. The terms and conditions of the Debentures are as set forth in the Debentures and the terms and conditions of the Warrants are as set forth in the Warrants. A number of shares of Common Stock sufficient to meet the Company's obligations to issue Common Stock upon full conversion of the Debentures and full exercise of the Warrants has been duly reserved.

     (4) As of the date hereof, the authorized capital stock of the Company consists of (i) 250,000,000 shares of Common Stock, $0.001 par value, of which 14,700,958 shares are issued and outstanding. All of such outstanding shares have been validly issued and are fully paid and nonassessable. No shares of Common Stock are subject to preemptive rights or any other similar rights of the stockholders of the Company pursuant to the Certificate of Incorporation or Bylaws or by statute or pursuant to any agreement by which the Company is bound of which we are aware, and to our knowledge are not subject to any liens or encumbrances. To our knowledge and without an independent investigation, except as disclosed in Schedule 3(c) to the Agreement, (i) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its Subsidiaries, or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its Subsidiaries, and (ii) there are no agreements or arrangements under which the Company or any of its subsidiaries is obligated to register the sale of any of its or their securities under the 1933 Act (except the Registration Rights Agreement) and (iii) there are no

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AJW Partners, LLC
May 8, 2001
Page 3

anti-dilution or price adjustment provisions contained in any security issued by the Company (or in any agreement providing rights to security holders) that will be triggered by the issuance of the Debentures, Warrants, the Conversion Shares or Warrant Shares.

     (5) The Company meets the eligibility requirements for the use of Form SB-2 for the registration of the Conversion Shares and Warrant Shares.

     (6) Based upon your representations, warranties and covenants set forth in the Agreement, the Securities may be issued to you without registration under the 1933 Act.

     (7) Other than necessary approvals that have been obtained, no authorization approval or consent of any court, governmental body, regulatory agency, self-regulatory organization or stock exchange or market, or the stockholders of the Company or, to our knowledge, any third party is required to be obtained by the Company for the issuance and sale of the Securities as contemplated by the Transaction Agreements, the Debentures or the consummation of the other transactions contemplated thereby.

     (8) To our knowledge, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board or body or any governmental agency or self-regulatory organization pending or threatened against or affecting the Company or any of its subsidiaries, wherein an unfavorable decision, ruling or finding would have a Material Adverse Effect or which would adversely affect the validity or enforceability of or the authority or ability of the Company to perform its obligations under the Transaction Agreements or the Debentures.

     (9) To our knowledge, the Company is not in violation of any term of the Certificate of Incorporation or Bylaws. Neither the Certificate of Incorporation nor the Bylaws of the Company are in violation of the Utah Business Corporation Law. The execution, delivery and performance of and compliance with the terms of the Transaction Agreements and the issuance of the Debentures and Warrants (and the Common Stock issuable upon conversion of the Debentures and upon exercise of the Warrants), do not violate any provision of the Certificate of Incorporation or Bylaws or, to our knowledge, any provision of any applicable federal or state law, rule or regulation. To our knowledge, the execution, delivery and performance of and compliance with the Transaction Agreements and the issuance of the Debentures and Warrants (and the Common Stock issuable upon conversion of the Debentures and upon exercise of the Warrants) have not resulted and will not result in any violation of, or constitute a default under (or an event which with the passage of time or the giving of notice or both would constitute a default under), or result in the creation of any lien, security interest or encumbrance on the assets or properties of the Company pursuant to any contract, agreement, instrument, judgment or decree binding upon the Company which, individually or in the aggregate, would have a Material Adverse Effect.

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AJW Partners, LLC
May 8, 2001
Page 4

     (10) The provisions of the Security Agreement are effective to create enforceable security interests in favor of the Secured Party named therein in all of the collateral described therein that is of the type in which a security interest can be created under Article 9 of the Uniform Commercial Code (collectively, the "Filing Collateral"). Insofar as perfection can be
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accomplished only by the filing of financing statements under the Uniform
Commercial Code, upon the filing and proper indexing of the Financing Statements, the Secured Party will have a perfected security interest in such Filing Collateral as to which the security interest in favor of the Secured Party has attached.

     These opinions are limited to the matters expressly stated herein and are rendered solely for your benefit and may not be quoted or relied upon for any other purpose or by an other person, except that the opinions expressed in paragraphs (3) and (6) above may be relied upon by Colonial Stock Transfer, as Transfer Agent.

     The opinions expressed herein are subject to the following assumptions, limitations, qualifications and exceptions:

     (a) We have assumed the genuineness of all signatures, the authenticity of all Transaction Agreements submitted to us as originals, the conformity with originals of all Transaction Agreements submitted to us as copies, the authenticity of certificates of public officials and the due authorization, execution and delivery of all Transaction Agreements (except the due authorization, execution and delivery by the Company of the Transaction Agreements).

     (b) We have assumed that each of the parties to the Transaction Agreements other than the Company (the "Other Parties") has the legal right,
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capacity and power to enter into, enforce and perform all of its obligations under the Transaction Agreements. Furthermore, we have assumed the due authorization by each of the Other Parties of all requisite action and the due execution and delivery of the Transaction Agreements by each of the Other Parties, and that the Transaction Agreements are valid and binding upon each of the Other Parties and are enforceable against each Other Party in accordance with their terms.

     In the process of our review of the Form 10-KSB and any of the other reports filed by the Company pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended, since the date of the filing of the Form 10-KSB, although we have not engaged in any independent investigation, and do not assume any responsibility for the accuracy or completeness of the information contained therein, nothing has come to our attention that would lead us to believe that any of such reports contains any untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in the light of circumstances under which they were made, not misleading, as of its filing date.

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AJW Partners, LLC
May 8, 2001
Page 5

     In furnishing the opinion regarding the valid existence and good standing of the Company, we have relied solely upon an existence certificate issued by the Secretary of State of Utah on April 17, 2001 and the representations of the President of the Company. The Utah Tax Commission was unable to locate a record of the Company, and therefore was unable to provide the Company with proof of good standing for franchise tax purposes. The Utah Tax Commission's inability to locate the Company's record is believed to be due to a loss of records due to Y2K problems. The President of the Company has represented that (i) he has no reason to believe that the Company is not in good standing with the State of Utah for franchise tax purposes, (ii) there are no franchise taxes due and owing by the Company to the State of Utah through the date of this letter, and (iii) the Company has received no notice of any taxes due from the State of Utah, and we rely upon the President's representations in furnishing this opinion.

     This opinion is given as of the date hereof and we assume no obligation, to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.


                                          Very truly yours,


                                          /s/ Hallett & Perrin, P.C.
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                                          HALLETT & PERRIN, P.C.

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